UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2012
 Progress Software Corporation
(Exact name of registrant as specified in its charter)

Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)     On August 6, 2012, Progress Software Corporation (“Progress Software”) and Chris B. Andersen, Vice President and Chief Accounting Officer, agreed that Mr. Andersen's employment with Progress Software would terminate upon the filing of Progress Software's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2012. In addition, upon the appointment of Paul A. Jalbert as Progress Software's Chief Accounting Officer on August 6, 2012 (see item (c) below), Mr. Andersen ceased to be Progress Software's Chief Accounting Officer. Mr. Andersen's departure is not related to any disagreement on any matter relating to Progress Software's accounting practices or financial statements.

(c)    On August 6, 2012, Paul A. Jalbert joined Progress Software as Vice President and Chief Accounting Officer.  Mr. Jalbert succeeds Chris B. Andersen as Chief Accounting Officer.

Prior to joining Progress Software, Mr. Jalbert, age 55, was Senior Vice President and Corporate Controller of Picis, Inc., a privately-held provider of healthcare software solutions, from September 2008 until August 2010, when Picis, Inc. was acquired by UnitedHealth Group. Mr. Jalbert remained with UnitedHealth Group following the acquisition on a transition basis until shortly before his employment with Progress Software commenced.  Prior to that time, from April 2003 until October 2007, Mr. Jalbert was Vice President and Corporate Controller at Keane, Inc., a publicly-traded provider of information technology and business consulting services.  In June 2007, Keane, Inc. was acquired by Caritor, Inc. Prior to that time, from 2000 until April 2003, Mr. Jalbert was Vice President and Corporate Controller of Genuity, Inc., a publicly-traded eBusiness network provider.  Prior to that time, Mr. Jalbert held several Finance positions at Verizon Communications (formerly GTE) from 1983 until 2000.

There are no arrangements or understandings between Mr. Jalbert and any other person pursuant to which he was appointed to his new position. There are no family relationships between Mr. Jalbert and any of Progress Software's directors or executive officers, nor is Progress Software aware, after inquiry of Mr. Jalbert, of any related-person transaction or series of transactions required to be disclosed under the rules of the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 10, 2012	Progress Software Corporation

		By:	/s/ Melissa Cruz
Melissa Cruz
Senior Vice President, Finance and Administration and Chief Financial Officer